FOREFRONT CODE OF ETHICS
FOR
 PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS
Adopted August 20, 2014

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Overview. This Code of Ethics (the "Code") for Forefront Income Trust (the "Fund") applies to the Fund's Principal Executive Officer and Principal Financial Officer (or persons performing similar functions) ("Covered Officers") each of whom are set forth in Appendix A for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate and timely disclosure in reports that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

●	compliance with applicable laws and governmental rules and regulations;

●	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

 Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situation that may give rise to actual or apparent conflicts of interest.

II.
Conflicts of Interest. A "conflict of interest" occurs when a Covered Officer's private interest interferes, or appears to interfere, with the interests of his or her service to the Fund. Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). The Code does not, and is not intended to, repeat or replace those provisions and the programs and procedures designed to prevent, identify and correct violations of those provisions. Certain conflicts of interest, however, are covered by the Code even if such conflicts of interest are not subject to the provisions of the Investment Company Act and the Investment Advisers Act. These conflicts of interest include:

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use of personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would personally benefit (directly or indirectly);

●	causing the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; or

●
use of material non-public knowledge of portfolio transactions made or contemplated for the Fund, or actions proposed to be taken by the Fund, in order to trade personally or cause other to trade personally in contemplation of the market effect of such transactions.

Each Covered Officer must, at the time of signing this Code, report to the Chairman of the Audit Committee of the Board (the "Audit Committee Chairman"), all affiliations or significant business relationships outside of the Fund, Forefront Capital Advisors, LLC, (the "Advisor") and the Advisor's affiliates and must update the report annually. Conflict of interest situations should always be approved by the Audit Committee Chairman and communicated to the Fund's Board. Any activity or relationship that would present a conflict of interest for a Covered Office would likely also present a conflict of interest for the Covered Officer if an immediate family member of the Covered Officer's family living in the same household engages in such an activity or has such a relationship. Examples of these would include:

•	service or significant business relationships as a director on the board of a public or private company the und may invest in;

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accepting directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity with which the Fund has current or prospective business dealings, not including occasional meals or tickets for theater or sporting events or other similar entertainment; provided it is business-related, reasonable in cost, appropriate as to time and place and not so frequent as to raise any question of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, principal underwriter or any affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment such as compensation or equity ownership.

III.
Disclosure and Compliance. Each Covered Officer should familiarize himself or herself with the disclosure and compliance requirements of the Fund and must not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside of the Fund, including to the Fund's Trustees and auditors, or to governmental regulators and self-regulatory organizations.

Additionally, each Covered Officer should, to the extent appropriate within his area of responsibility, consult with others in order to promote full, fair, accurate and timely disclosure in the reports that the Fund files with, or submits to, the SEC and in other public communications made by the Fund and it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.
Reporting and Accountability. Each Covered Officer must, upon adoptions of the Code (thereafter, as applicable, upon becoming a Covered Officer), (i) inform in writing to the Board that he has received, read and understands the Code; (ii) annually thereafter affirm to the Board that he has complied with the requirements of the Code; (iii) not retaliate against any Covered Officer, other officer or employee of the Fund or its affiliated persons for reports of potential violations that were made in good faith; and (iv) notify the Audit Committee Chairman promptly if he or she knows or suspects of any violation of the Code (failure to do so itself is a violation of the Code).

The Audit Committee Chairman is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any waivers sought by a Covered Officer must be considered by the Board of the Fund. The following procedures will be followed in investigating and enforcing the Code:

●	the Audit Committee Chairman will take all appropriate action to investigate any potential violations reported to him;

●	if after such investigation, the Audit Committee Chairman believes that no violation has occurred, the Audit Committee Chairman is not required to take any further action;

●	any matter that the Audit Committee Chairman believes is a violation will be reported to the Board;

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if the Trustees who are not interested persons as defined in the Investment Company Act (the "Independent Trustees") of the Fund concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the Advisor or other appropriate actions;

●	the Independent Trustees of the Fund will be responsible for granting waivers of this Code, as appropriate; and

●	any changes to waivers to this Code will, to the extent required, be disclosed as provided by SEC rules.

V.
Other Policies and Procedures. This Code shall be the sole code of ethics adopted by the Fund for the purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered companies thereunder. To the extent other policies and procedures of the Fund, the Advisor, the principal underwriter, or other service providers govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code unless any provision of the Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern.

VI.	Amendments. Any amendments to this Code other than Appendix A must be approved or ratified by a majority of the Board of the Fund, including a majority of the Independent Trustees.

VII.
Confidentiality. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Trustees, the Fund, and the Advisor and their respective counsel.

VIII.	Internal Use. The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance or legal conclusion.

APPENDIX A
Forefront Income Trust
Covered Officers

Bradley Reifler, President and Principal Executive Officer
David Wasitowski, Treasurer and Principal Financial Officer